EXHIBIT 23.2

                       INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 33-98018 of Consolidated Health Care Associates, Inc. of our report dated March 12, 1997 which expresses an unqualified opinion and includes an explanatory paragraph relating to recurring losses that the Company has incurred which raises substantial doubt about its ability to continue as a going concern, appearing in the Prospectus Supplement, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus Supplement.


                         /s/ FEDERMAN, LALLY & REMIS LLC
                         -------------------------------

Federman, Lally & Remis LLC
Farmington, Connecticut
April 15, 1997